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                                                                    EXHIBIT 23.2


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
STM Wireless, Inc.

We consent to the use of our reports dated March 26, 1998, incorporated herein by reference in the Registration Statement on Form S-3 of STM Wireless, Inc., relating to the consolidated balance sheets of STM Wireless, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule, and to the reference to our firm under the heading "Experts" in the prospectus.


                                         KPMG PEAT MARWICK LLP


Orange County, California
November 30, 1998